ENERGY TRANSFER PARTNERS
REPORTS SECOND QUARTER RESULTS
Dallas – August 8, 2017 – Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP” or the “Partnership”) today reported its financial results for the quarter ended June 30, 2017. For the three months ended June 30, 2017, net income was $292 million and Adjusted EBITDA was $1.60 billion. Adjusted EBITDA increased $229 million compared to the three months ended June 30, 2016, reflecting significantly higher results from the midstream and crude oil transportation and services segments, as discussed in the segment results analysis below. Net income decreased $180 million compared to the three months ended June 30, 2016, primarily due to a non-cash loss recorded on the Partnership’s investment in Sunoco LP related to Sunoco LP’s anticipated sale of its retail business, as well as a one-time deferred tax impact resulting from the merger of Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. (the “Sunoco Logistics Merger”). On a pro forma basis for the Sunoco Logistics Merger, Distributable Cash Flow attributable to partners, as adjusted, for the three months ended June 30, 2017 totaled $990 million, an increase of $175 million compared to the three months ended June 30, 2016, primarily due to the increase in Adjusted EBITDA.
In April 2017, Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. (“Sunoco Logistics”) completed the merger transaction in which Sunoco Logistics acquired Energy Transfer Partners, L.P. in a unit-for-unit transaction. At the time of the Sunoco Logistics Merger, Energy Transfer Partners, L.P. changed its name from “Energy Transfer Partners, L.P.” to “Energy Transfer, LP” and Sunoco Logistics Partners L.P. changed its name to “Energy Transfer Partners, L.P.” For purposes of maintaining clarity, the following references are used herein:

•	References to “ETLP” refer to Energy Transfer, LP subsequent to the close of the merger;

•	References to “Sunoco Logistics” refer to the entity named Sunoco Logistics Partners L.P. prior to the close of the merger; and

•	References to “ETP” refer to the consolidated entity named Energy Transfer Partners, L.P. subsequent to the close of the merger.
In July 2017, ETP announced that it had entered into a contribution agreement, whereby the Partnership will receive approximately $1.57 billion in exchange for a 49.9% interest in the holding company that owns 65% of the Rover pipeline. The transaction is expected to close in October 2017, subject to customary closing conditions.
In July 2017, ETP announced a quarterly distribution of $0.550 per unit ($2.20 annualized) on ETP Common Units for the quarter ended June 30, 2017.
As of June 30, 2017, ETP had approximately $3.2 billion outstanding under its aggregate $6.25 billion revolving credit facilities and its leverage ratio, as defined by the legacy Sunoco Logistics credit agreement, was 4.47x.
An analysis of ETP’s segment results and other supplementary data is provided after the financial tables shown below. ETP has scheduled a conference call for 8:00 a.m. Central Time, Wednesday, August 9, 2017 to discuss the second quarter 2017 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on ETP’s website for a limited time.
Energy Transfer Partners, L.P. (NYSE: ETP) is a master limited partnership that owns and operates one of the largest and most diversified portfolios of energy assets in the United States. Strategically positioned in all of the major U.S. production basins, ETP owns and operates a geographically diverse portfolio of complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, natural gas liquids (NGL) and refined product transportation and terminalling assets; NGL fractionation; and various commodity acquisition and marketing assets.  ETP’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership that owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP) and Sunoco LP (NYSE: SUN).  ETE also owns Lake Charles LNG Company. On a consolidated basis, ETE’s family of companies owns and operates a diverse portfolio of natural gas, natural gas liquids, crude oil and refined products assets, as well as retail and wholesale motor fuel operations and LNG terminalling. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Lyndsay Hannah, Brent Ratliff, Helen Ryoo, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2017	December 31, 2016 (a)
ASSETS

Current assets	$5,386	$5,729

Property, plant and equipment, net	54,536	50,917

Advances to and investments in unconsolidated affiliates	4,228	4,280
Other non-current assets, net	707	672
Intangible assets, net	5,443	4,696
Goodwill	3,919	3,897
Total assets	$74,219	$70,191

LIABILITIES AND EQUITY

Current liabilities	$6,989	$6,203

Long-term debt, less current maturities	32,029	31,741
Long-term notes payable – related company	—	250
Non-current derivative liabilities	201	76
Deferred income taxes	4,498	4,394
Other non-current liabilities	1,066	952

Commitments and contingencies
Series A Preferred Units	—	33
Redeemable noncontrolling interests	21	15

Equity:
Total partners’ capital	25,616	18,642
Noncontrolling interest	3,799	7,885
Total equity	29,415	26,527
Total liabilities and equity	$74,219	$70,191

(a)
The Sunoco Logistics Merger resulted in Energy Transfer Partners, L.P. being treated as the surviving consolidated entity from an accounting perspective, while Sunoco Logistics (prior to changing its name to “Energy Transfer Partners, L.P.”) was the surviving consolidated entity from a legal and reporting perspective. Therefore, for the pre-merger periods, the consolidated financial statements reflect the consolidated financial statements of the legal acquiree (i.e., the entity that was named “Energy Transfer Partners, L.P.” prior to the merger and name changes).

The Sunoco Logistics Merger was accounted for as an equity transaction. The Sunoco Logistics Merger did not result in any changes to the carrying values of assets and liabilities in the consolidated financial statements, and no gain or loss was recognized. For the periods prior to the Sunoco Logistics Merger, the Sunoco Logistics limited partner interests that were owned by third parties (other than Energy Transfer Partners, L.P. or its consolidated subsidiaries) are presented as noncontrolling interest in these consolidated financial statements.

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017 (a)	2016 (a)
REVENUES	$6,576	$5,289	$13,471	$9,770
COSTS AND EXPENSES:
Cost of products sold	4,742	3,630	9,934	6,598
Operating expenses	425	374	804	722
Depreciation, depletion and amortization	557	496	1,117	966
Selling, general and administrative	120	74	230	155
Total costs and expenses	5,844	4,574	12,085	8,441
OPERATING INCOME	732	715	1,386	1,329
OTHER INCOME (EXPENSE):
Interest expense, net	(346)	(317)	(685)	(636)
Equity in earnings (losses) of unconsolidated affiliates	(61)	119	12	195
Losses on interest rate derivatives	(25)	(81)	(20)	(151)
Other, net	71	27	97	44
INCOME BEFORE INCOME TAX EXPENSE (BENEFIT)	371	463	790	781
Income tax expense (benefit)	79	(9)	134	(67)
NET INCOME	292	472	656	848
Less: Net income attributable to noncontrolling interest	93	102	133	167
NET INCOME ATTRIBUTABLE TO PARTNERS	199	370	523	681
General Partner’s interest in net income	251	223	457	520
Class H Unitholder’s interest in net income	—	85	98	164
Class I Unitholder’s interest in net income	—	2	—	4
Common Unitholders’ interest in net income (loss)	$(52)	$60	$(32)	$(7)
NET INCOME (LOSS) PER COMMON UNIT: (b)
Basic	$(0.04)	$0.07	$(0.04)	$(0.03)
Diluted	$(0.04)	$0.06	$(0.04)	$(0.03)
WEIGHTED AVERAGE NUMBER OF COMMON UNITS OUTSTANDING: (b)
Basic	1,021.7	752.4	922.5	743.9
Diluted	1,021.7	753.9	922.5	744.4

(a)	See note (a) to the condensed consolidated balance sheets.

(b)
The historical common units and net income (loss) per limited partner unit amounts presented in these consolidated financial statements have been retrospectively adjusted to reflect the 1.5 to one unit-for-unit exchange in connection with the Sunoco Logistics Merger.

SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017 (a)	2016 (a)	2017 (a)	2016 (a)
Reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow (b):
Net income	$292	$472	$656	$848
Interest expense, net	346	317	685	636
Income tax expense (benefit)	79	(9)	134	(67)
Depreciation, depletion and amortization	557	496	1,117	966
Non-cash unit-based compensation expense	15	19	38	38
Losses on interest rate derivatives	25	81	20	151
Unrealized gains (losses) on commodity risk management activities	(34)	18	(98)	81
Inventory valuation adjustments	58	(132)	56	(106)
Equity in earnings (losses) of unconsolidated affiliates	61	(119)	(12)	(195)
Adjusted EBITDA related to unconsolidated affiliates	247	252	486	471
Other, net	(47)	(25)	(69)	(41)
Adjusted EBITDA (consolidated)	1,599	1,370	3,013	2,782
Adjusted EBITDA related to unconsolidated affiliates	(247)	(252)	(486)	(471)
Distributable cash flow from unconsolidated affiliates	123	116	267	260
Interest expense, net	(346)	(317)	(685)	(636)
Amortization included in interest expense	(2)	(5)	(3)	(12)
Current income tax expense	(12)	(13)	(13)	(12)
Maintenance capital expenditures	(107)	(78)	(167)	(137)
Other, net	14	3	30	6
Distributable Cash Flow (consolidated)	1,022	824	1,956	1,780
Distributable Cash Flow attributable to PennTex Midstream Partners, LP (“PennTex”) (100%) (c)	—	—	(19)	—
Distributions from PennTex to ETP (c)	—	—	8	—
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries	(57)	(9)	(80)	(17)
Distributable Cash Flow attributable to the partners of ETP	965	815	1,865	1,763
Transaction-related expenses	25	—	32	2
Distributable Cash Flow attributable to the partners of ETP, as adjusted	$990	$815	$1,897	$1,765

Distributions to partners (d):
Limited Partners:
Common Units held by public	$589	$492	$1,156	$965
Common Units held by parent	15	2	30	4
Class H Units held by ETE	—	—	—	—
General Partner interests	4	4	8	7
Incentive Distribution Rights (“IDRs”) held by parent	396	319	773	622
IDR relinquishments	(162)	(109)	(319)	(143)
Total distributions to be paid to partners	$842	$708	$1,648	$1,455
Common Units outstanding – end of period (d)(e)	1,092.6	981.5	1,092.6	981.5
Distribution coverage ratio (f)	1.18x	1.15x	1.15x	1.21x

(a)
For the three and six months ended June 30, 2017 and 2016, the calculation of Distributable Cash Flow and the amounts reflected for distributions to partners and common units outstanding reflect the pro forma impacts of the Sunoco Logistics Merger as though the merger had occurred on January 1, 2016. As a result, the prior period amounts reported above differ from information previously reported by legacy ETP, as follows:

•
Distributable cash flow attributable to the partners of ETP includes amounts attributable to the partners of both legacy ETP and legacy Sunoco Logistics. Previously, the calculation of distributable cash flow attributable to the partners of ETP (as previously reported by legacy ETP) excluded the distributable cash flow attributable to Sunoco Logistics and only included distributions from legacy Sunoco Logistics to legacy ETP.

•
Distributable cash flow attributable to noncontrolling interest in other consolidated subsidiaries includes amounts attributable to the noncontrolling interests in the other consolidated subsidiaries of both legacy ETP and legacy Sunoco Logistics.

•	The transaction-related expenses adjustment in distributable cash flow attributable to the partners of ETP, as adjusted, includes amounts incurred by both legacy ETP and legacy Sunoco Logistics.

•
Distributions to limited partners include distributions paid on the common units of both legacy ETP and legacy Sunoco Logistics but exclude the following distributions in the prior periods on units that were cancelled in the merger, which comprise the following: (i) distributions paid by legacy Sunoco Logistics on its common units held legacy ETP and (ii) distributions paid by legacy ETP on its Class H units held by ETE.

•
Distributions on General Partner interests and incentive distribution rights are reflected on a pro forma basis, based on the pro forma cash distributions to limited partners and the current distribution waterfall per the limited partnership agreement (i.e., the legacy Sunoco Logistics distribution waterfall).

•
Common units outstanding for the pre-merger periods reflect (i) the legacy ETP common units outstanding at the end of the period multiplied by a factor of 1.5x and (ii) the legacy Sunoco Logistics common units outstanding at the end of the period minus 67.1 million legacy Sunoco Logistics common units held by ETP, which were cancelled in connection with the closing of the merger.

(b)
Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of ETP’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities, or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA and Distributable Cash Flow, including the difficulty associated with using either as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA and Distributable Cash Flow may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as segment margin, operating income, net income, and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Adjusted EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on our proportionate ownership.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. Unrealized gains and losses on commodity risk management activities includes unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.
On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ETP’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, but Distributable Cash Flow attributable to partners is net of distributions to be paid by the subsidiary to the noncontrolling interests.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related and non-recurring expenses that are included in net income are excluded.

(c)
Beginning with the second quarter of 2017, PennTex became a wholly owned subsidiary of ETP.  The amounts reflected above for PennTex relate only to the first quarter of 2017, and no distributable cash flow has been attributed to noncontrolling interests in PennTex subsequent to March 31, 2017.

(d)
Distributions on ETP Common Units and the number of ETP Common Units outstanding at the end of the period, both as reflected above, exclude amounts related to ETP Common Units held by subsidiaries of ETP.

(e)
Reflects the sum of (i) the ETP Common Units outstanding at the end of period multiplied by a factor of 1.5x and (ii) the Sunoco Logistics Common Units outstanding at end of period minus 67.1 million Sunoco Logistics Common Units held by ETP, which units were cancelled in connection with the closing of the merger.

(f)
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by net distributions expected to be paid to the partners of ETP in respect of such period.

SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2017	2016
Segment Adjusted EBITDA:
Intrastate transportation and storage	$148	$149
Interstate transportation and storage	262	278
Midstream	412	298
NGL and refined products transportation and services (1)	391	341
Crude oil transportation and services (1)	279	124
All other	107	180
	$1,599	$1,370

(1)
Subsequent to the Sunoco Logistics Merger, the Partnership’s reportable segments were revised. Amounts reflected in prior periods have been retrospectively adjusted to conform to the current reportable segment presentation for NGL and refined products transportation and services and crude oil transportation and services.

In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment Margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment Margin is similar to the GAAP measure of gross margin, except that Segment Margin excludes charges for depreciation, depletion and amortization.
In addition, for certain segments, the sections below include information on the components of Segment Margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of Segment Margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin, and other margin. These components of Segment Margin are calculated consistent with the calculation of Segment Margin; therefore, these components also exclude charges for depreciation, depletion and amortization.
Following is a reconciliation of Segment Margin to operating income, as reported in the Partnership’s consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Margin by segment:
Intrastate transportation and storage	$202	$188	$384	$353
Interstate transportation and storage	207	234	442	493
Midstream	571	460	1,084	874
NGL and refined products transportation and services	523	448	1,080	879
Crude oil transportation and services	369	319	614	586
All other	76	86	178	179
Intersegment eliminations	(114)	(76)	(245)	(192)
Total Segment Margin	1,834	1,659	3,537	3,172

Less:
Operating expenses	425	374	804	722
Depreciation, depletion and amortization	557	496	1,117	966
Selling, general and administrative	120	74	230	155
Operating income	$732	$715	$1,386	$1,329

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2017	2016
Natural gas transported (MMBtu/d)	9,254,999	8,659,255
Revenues	$753	$541
Cost of products sold	551	353
Segment margin	202	188
Unrealized gains on commodity risk management activities	(21)	(7)
Operating expenses, excluding non-cash compensation expense	(46)	(41)
Selling, general and administrative expenses, excluding non-cash compensation expense	(5)	(6)
Adjusted EBITDA related to unconsolidated affiliates	18	15
Segment Adjusted EBITDA	$148	$149

Distributions from unconsolidated affiliates	$14	$13
Transported volumes increased primarily due to higher demand for exports to Mexico, along with the acquisition of an intrastate pipeline in northern Louisiana. These increases were partially offset by lower production volumes in the Barnett Shale region.
Segment Adjusted EBITDA. For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•	a decrease of $20 million in transportation fees due to renegotiated contracts resulting in lower billed volumes;

•	a decrease of $13 million in storage margin (excluding net changes in unrealized amounts of $7 million related to fair value inventory adjustments and unrealized gains and losses on derivatives); and

•
an increase of $5 million in operating expenses primarily due to higher maintenance and project related expenses of $6 million as well as higher compression fuel expense of $2 million, partially offset by fewer allocated expenses and lower capitalized overhead; partially offset by

•
an increase of $29 million in natural gas sales and other (excluding changes in unrealized gains of $4 million) primarily from higher realized gains from pipeline optimization activity due to more favorable market conditions;

•
an increase of $4 million in retained fuels (excluding changes in unrealized gains of $3 million) primarily due to higher market prices. The average spot price at the Houston Ship Channel location increased 53% for the quarter ended June 30, 2017 compared to the same period last year; and

•	an increase of $3 million in adjusted EBITDA related to unconsolidated affiliates due to the Trans-Pecos and Comanche Trail pipelines that were placed in service in 2017.

Interstate Transportation and Storage

	Three Months Ended June 30,
	2017	2016
Natural gas transported (MMBtu/d)	5,299,099	5,363,658
Natural gas sold (MMBtu/d)	17,035	21,539
Revenues	$207	$234
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(67)	(75)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(7)	(11)
Adjusted EBITDA related to unconsolidated affiliates	128	128
Other	1	2
Segment Adjusted EBITDA	$262	$278

Distributions from unconsolidated affiliates	$52	$58
Transported volumes decreased primarily due to producer maintenance and production declines related to the Sea Robin pipeline.
Segment Adjusted EBITDA. For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net effect of the following:

•
a decrease in revenues of $21 million on the Panhandle, Trunkline and Transwestern pipelines, including a $14 million decrease in reservation revenues and a decrease of $7 million in gas parking service related revenues on the Panhandle and Trunkline pipelines, primarily due to lack of customer demand driven by weak spreads and mild weather. In addition, revenues decreased by $3 million on the Tiger pipeline due to contract restructuring and $2 million on the Sea Robin pipeline due to producer maintenance and production declines; partially offset by

•	a decrease in operating expenses of $8 million primarily due to lower allocated costs and system gas activity; and

•	a decrease in selling, general and administrative expenses of $4 million due to refunds associated with legal fees, insurance premiums and franchise taxes.
The decrease in cash distributions from unconsolidated affiliates is due to higher Citrus cash taxes and Fayetteville Express Pipeline LLC debt settlement, partially offset by increased distributions from Midcontinent Express Pipeline LLC.

Midstream

	Three Months Ended June 30,
	2017	2016
Gathered volumes (MMBtu/d)	10,961,338	10,037,648
NGLs produced (Bbls/d)	473,699	468,732
Equity NGLs (Bbls/d)	28,083	31,638
Revenues	$1,615	$1,330
Cost of products sold	1,044	870
Segment margin	571	460
Unrealized gains on commodity risk management activities	(3)	—
Operating expenses, excluding non-cash compensation expense	(152)	(155)
Selling, general and administrative expenses, excluding non-cash compensation expense	(11)	(13)
Adjusted EBITDA related to unconsolidated affiliates	7	6
Segment Adjusted EBITDA	$412	$298
Gathered volumes and NGL production increased primarily due to recent acquisitions, including PennTex, and gains in the Permian and Northeast regions, partially offset by basin declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions.
For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment increased due to the net effects of the following:

•	an increase of $45 million in non-fee based margin due to higher realized crude, NGL and natural gas prices;

•	an increase of $1 million (excluding unrealized gains of $3 million) in non-fee based margin due to higher benefit from settled derivatives used to hedge commodity margins;

•	an increase of $18 million in non-fee based margin due to volume increases in the Permian, partially offset by declines in the South Texas, North Texas, and Mid-Continent/Panhandle regions;

•
an increase of $20 million in fee-based revenue due to minimum volume commitments in the South Texas region, as well as volume increases in the Permian and Northeast regions. These increases were partially offset by declines in South Texas, North Texas and the Mid-Continent/Panhandle regions; and

•	an increase of $24 million in fee-based revenue due to recent acquisitions, including PennTex; partially offset by

•	a decrease of $3 million in operating expenses primarily due to lower outside service costs and capitalized overhead; and

•
a decrease in general and administrative expenses due to a favorable impact of $11 million from the adjustment of certain reserves that were recorded in connection with contingent matters, partially offset by an increase of $2 million in shared services allocation, a $1 million increase in insurance allocation, and a $3 million increase due to additional costs from the PennTex acquisition.

NGL and Refined Products Transportation and Services

	Three Months Ended June 30,
	2017	2016
NGL transportation volumes (MBbls/d)	835	741
Refined products transportation volumes (MBbls/d)	643	556
NGL and refined products terminal volumes (MBbls/d)	791	773
NGL fractionation volumes (MBbls/d)	431	345
Revenues	$1,768	$1,487
Cost of products sold	1,245	1,039
Segment margin	523	448
Unrealized (gains) losses on commodity risk management activities	(4)	10
Operating expenses, excluding non-cash compensation expense	(129)	(107)
Selling, general and administrative expenses, excluding non-cash compensation expense	(17)	(15)
Adjusted EBITDA related to unconsolidated affiliates	18	16
Inventory valuation adjustments	—	(11)
Segment Adjusted EBITDA	$391	$341
NGL transportation volumes increased in the major producing regions, including the Permian, Louisiana and the Eagle Ford, but declined slightly in North Texas. Refined products transportation volumes increased due to increased throughput from certain Midwest and Northeast refineries.
Average daily fractionated volumes increased 25% for the three months ended June 30, 2017 compared to the same period last year primarily due to the commissioning of our fourth fractionator at Mont Belvieu, Texas, in October 2016 which has a capacity of 120,000 Bbls/d, as well as increased producer volumes as mentioned above.
For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impact of the following:

•	an increase in storage margin of $4 million primarily due to increased volumes from our Mont Belvieu fractionators;

•	an increase in transportation margin of $34 million primarily due to higher volumes on our Texas NGL pipelines and the ramp-up of volumes on our Mariner East system;

•
an increase in fractionation and refinery services margin of $23 million (excluding changes in unrealized losses of $2 million) primarily due to higher NGL volumes from most major producing regions, as noted above;

•	an increase in terminal services margin of $2 million due to higher terminal volumes from the Mariner NGL projects; and

•	an increase of $8 million in marketing margin (excluding changes in unrealized gains of $16 million) primarily due to the timing of the recognition of margin from optimization activities; offset by

•
an increase of $22 million in operating expenses primarily due to increased utilities costs associated with our fourth fractionator at Mont Belvieu and the Mariner project ramp-up at the Marcus Hook Industrial Complex of $3 million, higher ad valorem tax expenses of $6 million from our Lone Star Express pipeline beginning service in 2016, and higher employee expenses associated with assets placed in service of $10 million, project related service expenses of $2 million; and

•	an increase of $2 million in selling, general and administrative expenses due to higher allocations and lower capitalized overhead resulting from reduced capital spending.

Crude Oil Transportation and Services

	Three Months Ended June 30,
	2017	2016
Crude Transportation Volumes (MBbls/d)	3,484	2,639
Crude Terminals Volumes (MBbls/d)	1,921	1,497
Revenues	$2,586	$1,989
Cost of products sold	2,217	1,670
Segment margin	369	319
Unrealized gains on commodity risk management activities	(2)	—
Operating expenses, excluding non-cash compensation expense	(116)	(63)
Selling, general and administrative expenses, excluding non-cash compensation expense	(32)	(14)
Inventory valuation adjustments	58	(121)
Adjusted EBITDA related to unconsolidated affiliates	2	3
Segment Adjusted EBITDA	$279	$124

Distributions from unconsolidated affiliates	$6	$5
Segment Adjusted EBITDA. For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment increased due to the following:

•	an increase of $66 million due to the impact of LIFO accounting; and

•
an increase of $129 million due to improved results from our crude oil pipelines, joint ventures and terminal activities, which was primarily attributed to expansion projects and the acquisition of Vitol Inc.’s crude oil assets in the fourth quarter of 2016, resulting in an increase of $109 million, as well as increased volumes and lower operating expenses from our existing crude pipeline and terminal assets resulting in an increase of $20 million; partially offset by

•	a decrease of $21 million due to lower results from our crude oil acquisition and marketing activities; and

•	an increase of $18 million in selling, general and administrative expenses driven largely by merger-related expenses and legal and environmental reserves.

All Other

	Three Months Ended June 30,
	2017	2016
Revenues	$870	$711
Cost of products sold	794	625
Segment margin	76	86
Unrealized (gains) losses on commodity risk management activities	(4)	15
Operating expenses, excluding non-cash compensation expense	(34)	(16)
Selling, general and administrative expenses, excluding non-cash compensation expense	(29)	(19)
Adjusted EBITDA related to unconsolidated affiliates	76	85
Other	21	24
Eliminations	1	5
Segment Adjusted EBITDA	$107	$180

Distributions from unconsolidated affiliates	$40	$39
Amounts reflected in our all other segment primarily include:

•	our equity method investment in limited partnership units of Sunoco LP consisting of 43.5 million units, representing 43.7% of Sunoco LP’s total outstanding common units;

•	our natural gas marketing and compression operations;

•	a non-controlling interest in PES, comprising 33% of PES’ outstanding common units; and

•	our investment in Coal Handling, an entity that owns and operates end-user coal handling facilities.
For the three months ended June 30, 2017 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased primarily due to a decrease of $27 million in Adjusted EBITDA related to our investment in PES. In addition, the three months ended June 30, 2017 experienced lower segment margin from the mark-to-market of physical system gas related to our marketing operation, and higher general and administrative expenses and operating expenses related to the termination of the management fees received from ETE as well as higher transaction-related expenses.

SUPPLEMENTAL INFORMATION ON CAPITAL EXPENDITURES
(In millions)
(unaudited)
The following is a summary of capital expenditures (net of contributions in aid of construction costs) for the six months ended June 30, 2017:

	Growth	Maintenance	Total
Intrastate transportation and storage	$23	$13	$36
Interstate transportation and storage	979	27	1,006
Midstream	560	45	605
NGL and refined products transportation and services	1,096	33	1,129
Crude oil transportation and services	231	21	252
All other (including eliminations)	70	28	98
Total capital expenditures	$2,959	$167	$3,126

SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)

	Facility Size	Funds Available at June 30, 2017	Maturity Date
Legacy ETP Revolving Credit Facility	$3,750	$2,066	November 18, 2019
Legacy Sunoco Logistics Revolving Credit Facility	2,500	827	March 20, 2020
	$6,250	$2,893

SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)

	Three Months Ended June 30,
	2017	2016
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$30	$28
FEP	13	12
PES	(20)	7
MEP	10	11
HPC	5	7
AmeriGas	(6)	19
Sunoco LP	(110)	23
Other	17	12
Total equity in earnings (losses) of unconsolidated affiliates	$(61)	$119

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$88	$87
FEP	19	18
PES	(10)	17
MEP	21	23
HPC	12	15
Sunoco LP	83	68
Other	34	24
Total Adjusted EBITDA related to unconsolidated affiliates	$247	$252

Distributions received from unconsolidated affiliates:
Citrus	$22	$27
FEP	10	13
AmeriGas	3	3
MEP	20	18
HPC	13	13
Sunoco LP	37	36
Other	14	10
Total distributions received from unconsolidated affiliates	$119	$120